EXHIBIT 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown, (913-344-9395)	Theresa Womble, (913-344-9362)
Chief Financial Officer	Director of Investor Relations

Compass Minerals Closes $250 Million Private Placement of
5.125% Senior Notes Due 2024

OVERLAND PARK, Kan. (June 23, 2014) – Compass Minerals International, Inc. (NYSE: CMP) today announced the closing of its private placement offering of $250.0 million in aggregate principal amount of senior notes due 2024 bearing interest at a rate of 4.875% per year (the “Notes”). The Notes were sold at a price equal to 100.0% of their face value. The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the offering of approximately $246.6 million, after taking into account underwriting discounts and offering expenses, will be used to fund the conditional notice of redemption issued on May 23, 2014, to purchase any and all of Compass Minerals’ outstanding $100.0 million in aggregate principal amount 8% senior notes due 2019 and for general corporate purposes.

The Notes have not been and will not be registered under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that address nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on Form 10-K  filed with the Securities and Exchange Commission on February 20, 2009. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.